Exhibit 10.13

100 Beaver Street, Suite 201, Waltham, MA 02453  •  Voice 781 996 5252  •  Fax 781 642 0399  •  www.kalarx.com

May 10, 2016

Dear Kim:

This letter agreement amends and restates in its entirety the letter agreement effective as of September 25, 2014 provided to you by Kala Pharmaceuticals, Inc., a Delaware corporation (the “Company”) in connection with the continuation of your employment with the Company.

1.                                      Position.  You are employed to serve on a full-time basis as Chief Medical Officer. You are expected to devote at least five days per week and your best professional efforts to the performance of your duties and responsibilities for the Company and to abide by all Company policies and procedures as in effect from time to time.  Although it is understood that you may continue to work remotely, you agree that you will travel to and work out of the Company’s offices in Waltham, Massachusetts as often as and to the extent necessary to fulfill your duties and responsibilities, and/or as may be reasonably requested by the Company’s Chief Executive Officer. You are expected to perform the duties of your position, together with such other duties as may reasonably be assigned to you from time to time, on the understanding that all assigned duties will be generally consistent with your position as Chief Medical Officer.  Effective as of the date hereof, you shall report to the Company’s Chief Executive Officer or, if the Company’s Chief Executive Officer is any person — other than the current Chief Executive Officer — who is employed by the Company as of the date hereof, to such member or members of the Company’s Board of Directors (the “Board”) as the Board shall determine from time to time.  Moreover, during your employment with the Company, you are expected to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.  Nothing herein shall preclude you from (i) continuing to provide consulting services to or having an ownership interest in Acuity Advisors and/or (ii) providing consulting services to other corporations or entities with the prior written consent of the Company’s Board; provided that the services you provide to any entities other than the Company (including, without limitation, Acuity Advisors) shall not: (x) conflict or materially interfere with the effective discharge of your duties and responsibilities to the Company, (y) be provided during the Company’s regular business hours or on Company premises or using any of the Company’s property or equipment, or (z) involve or relate to any project, research or other work that is within the scope of the Company’s Field of Interest as defined in the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement described below and attached at Exhibit A hereto.

2.                                      Base Salary.  You will be paid on a bi-weekly basis at an annual base rate of $350,000.00, subject to tax and other withholdings as required by law, with salary to be paid in accordance with Company’s standard payroll practices.  Your base salary will be reviewed annually by the Compensation Committee of the Board.

3.                                      Cash Bonus.  Effective as of the date hereof, you will be eligible to earn a performance-based cash bonus with a target of 30% of your annual base salary.  Payment of this performance-based bonus shall be based on written Company and personal objectives and criteria established by the Board.  The performance-based bonus, if any, will be determined by the Board in its discretion, and will be paid annually after the first of the year

(but in no event later than March 15), subject to you being employed with the Company on the preceding December 31st.

4.                                      Benefits.  You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.  The benefit programs made available by the Company, and the rules, terms and conditions for participation in such programs, may be changed by the Company at any time without advance notice.  Additionally, the Company will reimburse you for all actual, necessary and reasonable expenses you incur in the course of the Company’s business, subject to the Company’s expense policy as in effect from time to time and the terms of Exhibit B, attached hereto.

5.                                      Vacation.  You are eligible for a maximum of four weeks of vacation per calendar year commencing on your date of employment.  The number of vacation days for which you are eligible shall accrue at the rate of 1.67 days per month that you are employed during such calendar year.  Any unused vacation will be paid upon termination of your employment in accordance with the Company’s annual vacation accrual policy.

6.                                      Equity Compensation.

(a)                                 Subject to approval by the Board and the closing of the Series C financing, the Company shall grant to you an incentive stock option (the “Option”) under the Company’s 2009 Employee, Director and Consultant Equity Incentive Plan (as amended to date, the “2009 Plan”) for the purchase of that number of shares of the Company’s common stock such that your total equity ownership, immediately following the grant, is equal to 1.4% of the total number of shares of the Company’s common stock on a fully diluted basis, at a price per share equal to the fair market value at the time of Board approval, with 1/48th of the shares subject to the Option vesting each month after the date hereof, subject to your continuing employment with the Company.  You may be eligible to receive such future stock option grants as the Board shall deem appropriate.

(b)                                 All options and shares granted to you, at any time, that vest based solely on your continued service with the Company will immediately vest if, during your employment, a Change of Control (as defined below) occurs.   In such event, one hundred percent (100%) of the options that vest based solely on your continued service with the Company and are not then vested, and which have not been exercised, cancelled or forfeited, shall become vested and exercisable in full as of the date of such Change of Control.  The period for exercising such options shall be as set forth in the applicable stock option plan, certificate or agreement; provided, that the stock option agreement which documents your Option shall provide that the period for exercising your Option following a Termination Date (as such term is defined in such stock option agreement), to the extent then vested and exercisable, shall be six (6) months.

(c)                                  If, after the date hereof, the Company terminates your employment without Cause (as defined below) or you voluntarily terminate your employment for Good Reason (as defined below), then the options and shares granted to you by the Company, at any time, that vest based solely on your continued service with the Company will immediately vest as to the portion of the applicable award that would have vested if your employment with the Company had continued for twelve (12) months following such termination.  The period for exercising any options so accelerated shall be as set forth in the applicable stock option plan, certificate or agreement; provided, that the stock option agreement which documents your Option shall provide that the period for exercising your Option following a Termination Date (as such term is defined in such stock option agreement), to the extent then vested and exercisable, shall be six (6) months.

(d)                                 For purposes of this letter agreement, a “Change of Control” shall mean: (i) a merger or consolidation in which (A) the Company is a constituent party or (B) a subsidiary of the Company is a constituent party, and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the

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case of either clause (A) or (B) any such merger or consolidation involving the Company or a subsidiary of the Company in which the beneficial owners of the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue beneficially to own, immediately following such merger or consolidation, at least a majority by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company subsidiary of all or substantially all the assets of the Company and the Company subsidiaries taken as a whole (except in connection with a merger or consolidation not constituting a Change of Control under clause (i) or where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company subsidiary); or (iii) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% by voting power of the then-outstanding capital stock of the Company to any person or entity or group of affiliated persons or entities.

(e)                                  For purposes of this letter agreement, “Good Reason” shall mean: (1) a material reduction in annual base salary, other than such a reduction that is proportionate to a reduction in salary of all executives of the Company generally; (2) a material breach by the Company of this letter agreement; (3) the relocation of your place of employment more than fifty (50) miles from your then current location without your express written consent; (4) the imposition of any requirement that you report to a Chief Executive Officer or any similar officer of the Company who is employed by the Company as of the date hereof, with the exception of the current Chief Executive Officer; or (5) a material reduction in your job duties, authority or responsibilities so as to constitute a de facto demotion (other than a change effected in connection with the integration of the operations of the Company into the operations of an acquirer in connection with a Change of Control); provided that none of the foregoing shall qualify as Good Reason unless, within ninety (90) days of the occurrence of the event you claim so qualifies, you shall have provided the Board with written notice specifying in detail the basis for such claim and a reasonable opportunity to cure the claimed Good Reason and the Company fails to cure such Good Reason within thirty (30) days of its receipt of your notice; provided further that no termination for Good Reason shall so qualify unless you shall terminate your employment at the Company no more than thirty (30) days following the expiration of the Company’s cure period.

7.                                      Severance.

(a)                                 In the event that your employment is terminated by you for Good Reason or by the Company without Cause, you will receive severance pay of twelve (12) months of your annual base salary then in effect plus a pro-rated portion of any bonus attributable to the year of termination payable at the time that active employees receive their bonus payments for that year but in any event by March 15 of the year following the year of your termination, based on the Company’s performance against previously established milestones, together with payment for the cost of up to twelve (12) months of COBRA premiums for continued health benefit coverage.   All payments (other than the pro-rated portion of any bonus) will be made in a lump sum on the Payment Date (as defined below).  The payments and benefits provided for in this Section 7(a) shall be subject to Exhibit B attached hereto.

(b)                                 For purposes of this letter agreement, “Cause” shall mean: (a) commission of, or indictment or conviction of, any felony or any other crime involving dishonesty; (b) participation in any fraud, deliberate and substantial misconduct, breach of duty of loyalty or breach of fiduciary duty against the Company; (c) intentional and substantial damage to any property of the Company; (d) serious misconduct by you that in the good faith and reasonable judgment of the Company demonstrates gross unfitness to serve as Chief Medical Officer of the Company; (e) persistent, unsatisfactory job performance that remains uncured for at least sixty (60) days following written notice detailing the same from the Company; (f) your failure to secure and maintain work visas or other documentation sufficient to allow your service to the Company in the manner contemplated herein;

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or (g) your breach of any material provision of this letter agreement or the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement referenced below and attached at Exhibit A, in either case, which breach (if capable of cure) remains uncured for a period of thirty (30) days after written notice to you from the Company.  Termination of your employment for Cause will result in no severance pay.  You will have fifteen (15) days from termination to exercise all then vested options.

(c)                                  As a condition precedent to the receipt of any severance payments or the accelerated vesting of any options pursuant to this letter agreement or pursuant to any equity award agreement, you will be required to execute a separation agreement and general release of claims in favor of the Company, substantially similar to the form attached hereto as Exhibit C, and any revocation period applicable to such release must expire, within sixty (60) days following your date of termination (the date on which the revocation period expires, the “Payment Date”).  Notwithstanding the foregoing, if the 60th day following your date of termination occurs in the calendar year following the year in which your termination occurs, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year.  In such circumstance, the Company will provide you with a general release of claims, said release to contain standard carve-outs for criminal and/or fraudulent conduct.

8.                                      At-Will Employment.  This letter agreement shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement approved by the Board and signed by you and the Company, which expressly states the intention to modify the at-will nature of your employment.

9.                                      Arbitration and Equitable Relief.  Should a dispute arise in connection with this letter agreement or your employment with the Company, the parties will first submit the dispute to non-binding mediation.  The Company will pay for the mediation and select the mediator.  Should the dispute remain unresolved after one day of mediation, the Company and you agree that said dispute or controversy arising out of, in relation to, or in connection with this letter agreement or your employment with the Company, or the making, interpretation, construction, performance or breach of this letter agreement shall be finally settled by binding arbitration in Massachusetts under the then current expedited rules of the American Arbitration Association by one (1) arbitrator mutually selected by the parties or in the event the parties cannot mutually agree, then appointed in accordance with such rules.  The arbitrator may grant injunctive or other relief in such dispute or controversy, including awarding attorneys’ fees, filing fees and other costs to the prevailing party.  The decision of the arbitrator, shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.  The parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. Notwithstanding anything in this Section 9 to the contrary, claims may be made in any Massachusetts court of competent jurisdiction by you or the Company for equitable relief to prevent a breach or threatened breach of any confidentiality, non-competition, non-solicitation or inventions assignment obligations of the other party.

10.                               Indemnification.  You shall be entitled to corporate indemnification and insurance coverages to the same extent provided to other senior officers and directors of the Company.

11.                               Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement.  As a condition of your continued employment with the Company, you will be required to sign the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement attached hereto at Exhibit A.

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12.                               Miscellaneous.

(a)                                 You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from being employed by or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter agreement.

(b)                                 You were required to execute authorizations for the Company to obtain consumer reports and/or investigative consumer reports and use them in conducting background checks as a condition to your employment.  The Company may obtain background reports from time to time during your continued employment with the Company, as necessary.

(c)                                  You represent that you have disclosed to the Company any and all agreements relating to your prior employment that may have affected your eligibility to be employed by the Company or limited the manner in which you may be employed.  It is the Company’s understanding that any such agreements did not and will not prevent you from performing the duties of your position, and you represent that such was and is the case.  You did not to bring any third party confidential information to the Company, including that of your former employer, and covenant that in performing your duties for the Company you have not in any utilized and will not in any way utilize any such information.

(d)                                 As an employee of the Company, you are required to comply with all Company policies and procedures.  Violations of the Company’s policies may lead to immediate termination of your employment.  Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time.  Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

(e)                                  Notices.  Any notices from one party to the other will be in writing and will be given by addressing the same to the other at the address set forth in this letter agreement.  Notices to the Company will be marked “Board of Directors”.  Notice will be deemed to have been duly given when (a) deposited in the United States mail with proper postage for first class registered or certified mail, return receipt requested, (b) sent by any reputable commercial courier or (c) delivered personally.

(f)                                   Assignment.  All of the terms and provisions of this letter agreement shall be binding on and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives successor and assigns of the parties hereto (including, in the case of the Company, any acquiror), except that your duties and responsibilities under this letter agreement are of a personal nature and shall not be assignable or delegable in whole or in part by you.

(g)                                  Modification; Amendment.  This letter agreement may not be modified or amended except by a written agreement signed by you and an authorized representative of the Company.

(h)                                 Entire Agreement.  This letter agreement is your formal offer of continued employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter agreement or your employment with the Company.

(i)                                     Governing Law.  This letter agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws

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(j)                                    Counterparts.  This letter agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

If this letter agreement correctly sets forth the terms under which you will continue to be employed by the Company, effective as of the date hereof, please sign the enclosed duplicates of this letter agreement and Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement and return them to me via email with originals to follow.

[Signature page follows.]

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Very truly yours,

KALA PHARMACEUTICALS, INC.

By:	/s/ Mark Iwicki
Name:	Mark Iwicki
Title:	Chairman and CEO

The foregoing correctly sets forth the terms under which I will continue to be employed by the Company, effective as of the date hereof.  I am not relying on any representations other than those set form above:

By:	/s/ R. K. Brazzell	10 May 2016
Name:	R. K. Brazzell	Date

Enclosures (5)
Duplicate Original Letter Agreement
Exhibit A: Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement

Duplicate Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement

Exhibit B: Payments Subject to Section 409A

Exhibit C: Form of Separation and Release Agreement

EXHIBIT A

NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND
ASSIGNMENT OF INVENTIONS AGREEMENT

KALA PHARMACEUTICALS, INC.

7 June, 2016

Dr. R. K. Brazzell

514 West Short St. #101

Lexington, KY 40507

Dear Kim:

This letter is to confirm our understanding with respect to (i) your agreement not to compete with Kala Pharmaceuticals, Inc. or any present or future parent, subsidiary or affiliate thereof (collectively, the “Company”), (ii) your agreement not to solicit certain employees, consultants, customers and business partners of the Company, (iii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company and (iv) your agreement with respect to the ownership of inventions, ideas, copyrights, patents, trademarks or other intellectual property which may be used in the business of the Company (the terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement”).

In consideration of and as a condition of your continued employment with the Company, and in consideration of the additional compensation and other benefits reflected in the April [X], 2016 offer letter to which this Agreement is attached at Exhibit A, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.                                      Prohibited Competition.

(a)                                 Certain Acknowledgements and Agreements.

(i)                                     We have discussed, and you recognize and acknowledge, the competitive and proprietary aspects of the business of the Company.

(ii)                                   You further recognize and acknowledge the competitive and proprietary nature of the Company’s business operations.  You acknowledge and agree that a business will be deemed competitive with the Company if it engages in a line of business in which it performs or plans to perform any of the services, or researches, produces, develops, manufactures, licenses, distributes or sells any products or services, provided or offered by the Company, or if it performs any other services and/or engages in the production, research, development, manufacture, license, distribution or sale of any service or product similar to the Company’s services or products, which services or products were performed, produced, researched, developed, manufactured, licensed, distributed, sold or provided, or planned to be performed, produced, researched, developed, manufactured, licensed, distributed, sold or provided, by the Company during your employment by the Company, or which services or products were designed to perform the same function or achieve the same results as any of the foregoing, whether or not similar, in the Company’s Field of Interest.

(iii)                               You understand and acknowledge that the term “Company’s Field of Interest” currently means the actual or planned research, production, development, manufacture, licensing, distribution, sale or use of (x) products for the treatment of Dry Eye Disease, Ocular Post Surgical Inflammation, Meibomian Gland Disease, Age-Related Macular Degeneration, Diabetic Macular Edema, Retinal Vein Occlusion, Corneal Neovascularization and other related conditions, (y) anti-inflammatory agents and Kinase Inhibitors, and (z) microparticle and nanoparticle technologies for delivering pharmaceutical agents (including, without limitation, microparticles and nanoparticles for use in delivering therapeutic or prophylactic agents to or through mucus, mucin, or mucosal barriers or tissues in humans).  You further acknowledge and agree that the actual or planned business of the Company may change over the course of your employment and that, notwithstanding the foregoing, the term “Company’s Field of Interest” shall include any and all services, products or technologies performed, produced, researched, developed, manufactured, licensed, distributed, sold or provided, or planned to be performed, produced, researched, developed, manufactured, licensed, distributed, sold or provided, by the Company at any time during your employment.

(iv)                              You further acknowledge that, during the course of your performing services for the Company, the Company will furnish, disclose or make available to you Confidential Information (as defined below) related to the Company’s business and that the Company may provide you with unique and specialized training.  You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company.  You also acknowledge that if you become employed or affiliated with any competitor of the Company in violation of your obligations in this Agreement, it is inevitable that you would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor.  Further, in the course of your employment, you will be introduced to customers and others with important relationships to the Company.  You acknowledge that any and all “goodwill” created through such introductions belongs exclusively to the Company, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between you and any customers of the Company.

(v)                               For purposes of this Agreement, “Confidential Information” means confidential, secret and proprietary information and know-how of the Company, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secrets of the Company or of any third party provided to you or the Company under a condition of confidentiality, provided that Confidential Information will not include information that is in the public domain other than through any fault or act by you.  The term “trade secrets,” as used in this Agreement, will be given its broadest possible interpretation under the law of the Commonwealth of Massachusetts and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records, any secret scientific, technical, merchandising, production or  management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.

(b)                                 Non-Competition.  During the period in which you perform services for or at the request of the Company and for a period of twelve (12) months following the termination of your performance of services for or at the request of the Company for any reason or for no reason you will not, without the prior written consent of the Company:

(i)                                     For yourself or on behalf of any other, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative, owner, officer, director, investor, lender or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in, any business or enterprise in the Company’s Field of Interest anywhere in the world, except that nothing contained herein shall preclude you from purchasing stock in any such business or enterprise if such stock is publicly traded, and provided that your holdings do not exceed one percent (1%) percent of the issued and outstanding capital stock of such business or enterprise; or

(ii)                                  Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate any actual or prospective clients, customers, accounts or business partners of the Company which were contacted, solicited or served by the Company during your employment with the Company; or

(iii)                               Either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the relations between the Company and any vendor or supplier to the Company.

(c)                                  Non-Solicitation.  During the period in which you perform services for or at the request of the Company and for a period of twelve (12) months following the termination of your performance of services for or at the request of the Company for any reason or for no reason you will not, without the prior written consent of the Company:

(i)                                     Either individually or on behalf of or through any third party, directly or indirectly, (A) solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company to leave the services of the Company for any reason, or (B) employ or engage, cause to be employed or engaged, or solicit the employment or engagement of any employee of or consultant to the Company while any such person is providing services to the Company or within six months after any such person ceases providing services to the Company (provided, however, that nothing in this subsection (i)(B) with respect to consultants is intended to prevent you from engaging or soliciting consultants who are key opinion leaders to provide services to other businesses or enterprises that are not in the Company’s Field of Interest, as long as you do not do so in violation of any of your other obligations under this Agreement); or

(ii)                                  Either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the relations between any other employees of or consultants to the Company and the Company.

(d)                                 Reasonableness of Restrictions.  You further recognize and acknowledge that (i) the types of employment which are prohibited by this Section 1 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers and (ii) the specific but broad geographical scope of the provisions of this Section 1 is reasonable, legitimate and fair to you in light of the Company’s need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

(e)                                  Survival of Acknowledgements and Agreements; Extension.  Your acknowledgements and agreements set forth in this Section 1 will survive the termination of your provision of services to the Company for any reason or for no reason.  If you violate any of the provisions set forth in this Section 1, you shall continue to be bound by the restrictions set forth in this Section 1 until a period of twelve (12) months has expired without any violation of such provisions.

2.                                      Protected Information.  You will at all times, both during the period while you are performing services for the Company and after the termination of your provision of services to the Company for any reason or for no reason, maintain in confidence, and without the prior written consent of the Company, you will not use, except in the course of performance of your duties for the Company or by court order, disclose or give to others, any Confidential Information.  In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive Confidential Information, in regard to any Confidential Information, or concerning any fact or circumstance relating thereto, you will promptly notify the Company.  Upon the termination of your provision of services to the Company for any reason or for no reason, or if the Company otherwise requests, (i) you will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained) and (ii) you will deliver to the Company any property of the Company which may be in your possession, including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.  The terms of this Section 2 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that you may have relating to the protection of the Company’s Confidential Information.  The terms of this Section 2 will survive indefinitely any termination of your provision of services to the Company for any reason or for no reason.

3.                                      Ownership of Ideas, Copyrights and Patents.

(a)                                 Property of the Company.  All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, enhancements, processes, know-how, inventions, designs, developments, apparatus, techniques, methods, laboratory notebooks, software, works of authorship and formulae which may be used in the business of the Company, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop during the period while you are performing services for the Company and for one (1) year thereafter, alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on the Company’s premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company or otherwise (all of which are collectively referred to herein as “Inventions”), will be the sole and exclusive property of the Company.  You agree not to publish any of the Inventions without the prior written consent of the Company or its designee. Without limiting the foregoing, you also acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of your employment or which relate to the business of the Company or a Company affiliate and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101).  You hereby assign to the Company or its designee all of your right, title and interest in and to all Inventions and all related patents, patent applications, copyrights and copyright applications.  You further represent that, to the best of your knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights, of any person, firm or corporation, and that you will use your best efforts to prevent any such violation.

(b)                                 Cooperation.  At any time during or after the period during which you are performing services for the Company, you will fully cooperate with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to protect the Company’s rights and interests in and to any of such Inventions, such papers and documents to include, without limitation, any copyright applications, patent applications, trademark applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney with respect to any such Inventions, and such full cooperation to include, without limitation, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights, in each case, in the United States and in any and all other countries, provided that the Company will bear the expense of such preparations and filings, and that any copyright, patent or other legal or intellectual property rights so issued to you personally will be assigned by you to the Company or its designee without charge by you.  You further agree that if the Company is unable, after reasonable effort, to secure your signature on any such papers or documents, any executive officer of the Company shall be entitled to execute any such papers or documents as your agent and attorney-in-fact, and you hereby irrevocably designate and appoint each executive officer of the Company as your agent and attorney-in-fact to execute any such papers or documents on your behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Inventions, under the conditions described in this sentence.

(c)                                  Licensing and Use of Innovations.  With respect to any ideas, discoveries, creations, manuscripts and properties, innovations, improvements, enhancements, processes, know-how, inventions, designs, developments, apparatus, techniques, methods, laboratory notebooks, software, works of authorship and formulae, and works of any similar nature (from any source), which you conceived, reduced to practice or developed prior to performing services for the Company, but which you provide to the Company or incorporate in any Company product or system (all of which are collectively referred to herein as “Innovations”), you hereby grant to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Innovations.  You will not include in any Innovations you deliver to the Company or use on its behalf, without the prior written approval of the Company, any material which is or will be patented, copyrighted or trademarked by you or others unless you provide the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.

(d)                                 Prior Inventions.  Listed on Exhibit 3(d) to this Agreement are any and all Innovations in which you claim or intend to claim any right, title and interest, including, without limitation, patent, copyright or trademark interests which, to the best of your knowledge, will be or may be delivered to the Company in the course of your employment or incorporated into any Company product or system.  You acknowledge that your obligation to disclose such information is ongoing during the period that you provide services to the Company.

4.                                      Disclosure to Future Employers.  You agree that you will provide, and that the Company, in its discretion, may similarly provide, a copy of the covenants contained in Sections 1, 2 and 3 of this Agreement to any business or enterprise which you may directly or indirectly own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

5.                                      No Conflicting Agreements.  You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you will indemnify and hold the Company harmless against any and all losses, damages, liabilities or expenses arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

6.                                      Name & Likeness Rights.  You hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, your name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after your employment, for whatever purposes the Company deems necessary.

7.                                      General.

(a)                                 Notices.  All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered mail, return receipt requested, postage prepaid.  All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered mail, on the fifth business day following the day such mailing is made.

(b)                                 Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c)                                  Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d)                                 Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e)                                  Assignment.  The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or assets or any corporation with which, or into which, the Company may be merged.  You may not assign your rights and obligations under this Agreement without the prior written consent of the Company, and any such attempted assignment by you without the prior written consent of the Company will be void.

(f)                                   Benefit.  All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto.  Nothing in this Agreement will be construed to create any rights or obligations except between the Company and you, and no person or entity other than the Company will be regarded as a third-party beneficiary of this Agreement.

(g)                                  Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(h)                                 Jurisdiction, Venue and Service of Process.  Any legal action or proceeding with respect to this Agreement will be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i)                                     WAIVER OF JURY TRIAL.  ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND YOU WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(j)                                    Severability.  The parties intend this Agreement to be enforced as written.  However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination will have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision will then be enforceable and will be enforced.

(k)                                 Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(l)                                     Injunctive Relief.  You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 1, 2 or 3 of this Agreement will result in substantial, continuing and irreparable injury to the

Company.  Therefore, in addition to any other remedy that may be available to the Company, the Company will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 1, 2 or 3 of this Agreement.

(m)                             No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n)                                 Not Employment Contract. You acknowledge that this Agreement does not constitute a contract of employment, does not imply that the Company will continue your employment for any period of time and does not change the at-will nature of your employment.

(o)                                 Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(p)                                 Opportunity to Review.  You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms.  You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

[Remainder of page intentionally left blank.]

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

KALA PHARMACEUTICALS, INC.

By:	/s/ Mark Iwicki
Name:	Mark Iwicki
Title:	Chairman and CEO

Accepted and Approved:

R.K. Brazzell	7 June 2016
Name:R.K. Brazzell	Date

EXHIBIT 3(d)

PRIOR INVENTIONS

[None.]

EXHIBIT B

Payments Subject to Section 409A

13.                               Subject to this Exhibit B, any severance payments that may be due under the letter agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment.  The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the letter agreement, as applicable:

(a)                                 It is intended that each installment of the severance payments under the letter agreement provided under shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

(c)                                  If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

Each installment of the severance payments due under the letter agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the letter agreement; and

Each installment of the severance payments due under the letter agreement that is not described in this Exhibit B, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

14.                               The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Exhibit B, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

15.                               All reimbursements and in-kind benefits provided under this letter agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement),

(ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

16.                               The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the letter agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

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Exhibit C

Form of Separation and Release Agreement

[KALA LETTERHEAD]

BY [METHOD OF DELIVERY]

[INSERT DATE]

[INSERT EMPLOYEE NAME]
[INSERT EMPLOYEE ADDRESS]

Dear [INSERT EMPLOYEE NAME]:

The purpose of this letter agreement is to confirm the terms regarding your separation of employment from Kala Pharmaceuticals, Inc. (the “Company”), effective [INSERT SEPARATION DATE].  The Company will provide you with the severance benefits described in Section 2 below if you sign and return this letter agreement (the “Agreement”) to the Company by [Insert Return Date — At least 21 days after agreement is received by the employee (but no earlier than the Separation Date)] and it becomes binding between you and the Company.  By signing and returning this Agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in Section 3.  Therefore, you are advised to consult with an attorney before signing this Agreement and you have been given at least twenty-one (21) days to do so.  If you sign this Agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing.  If you do not so revoke, this Agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.

If you choose not to sign and return this Agreement by [Insert Return Date - Same as Above] or if you timely revoke your acceptance in writing, you shall not receive any severance benefits from the Company.  You will, however, receive payment on your Separation Date, as defined below, for your final wages and any unused vacation time accrued through the Separation Date.  You may also, if eligible, elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. Please consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits.  Further, pursuant to the Company’s 2009 Employee, Director and Consultant Equity Incentive Plan (as amended to date, the “2009 Plan”), you will have up to six months after the Separation Date to exercise any vested stock options you may have (as provided for by the 2009 Plan subject to the terms of the letter agreement between you and the Company dated April [  ], 2016 (the “2016 Letter Agreement”).  All unvested stock options will be cancelled on the Separation Date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this Agreement.

1.                                      Separation Date.  Your effective date of separation from the Company is [INSERT SEPARATION DATE](1) (the “Separation Date”).  As of the Separation Date, all salary payments from

(1)  Please note that, if the Separation Date is after the date of this Agreement, the Agreement will need to be modified, as certain return dates will change.

the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

2.                                      Description of Severance Benefits.  If you timely sign and return this Agreement and do not revoke your acceptance, the Company will provide the following severance benefits set forth in the 2016 Letter Agreement as amended from time to time, between you and the Company (the “Severance Benefits”).  You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as described herein and in the 2016 Letter Agreement.

3.                                      Representation on Action.  You represent that you have not filed or reported any complaints, claims or actions against any of the Released Parties with any state, federal or local agency or court.

4.                                      Release.  In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your periods of employment with and/or separations from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 et seq. and M.G.L. c. 214, § 1C, the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D, the Massachusetts Equal Pay Law, M.G.L. c. 149, § 105A et seq., the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, and the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, all as amended; all claims arising out of the Kentucky Fair Employment Practices Act, Ky. Rev. Stat. Ann. § 344.010 et seq., the 1976 Kentucky Equal Opportunities Act, Ky. Rev. Stat. Ann. § 207.130 et seq., Ky. Rev. Stat. Ann. § 337.420 et seq. (Kentucky equal pay law), Ky. Rev. Stat. Ann. § 337.015 (Kentucky adoption leave law), and Ky. Rev. Stat. Ann. §§ 207.170, 337.990(9), 338.121 (Kentucky whistleblower protection laws), all as amended; all common law claims including, but not limited to, actions in

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defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the 2016 Letter Agreement); all federal and state whistleblower claims to the extent permitted by law; all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of your periods of employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge or proceeding).

5.                                      Post-Separation Obligations.  You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company that you acquired during the course of your periods of employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition.  You further acknowledge and reaffirm your obligations under the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement you previously executed for the benefit of the Company, which remains in full force and effect.

6.                                      Non-Disparagement.  You understand and agree that, in consideration of the Severance Benefits, you shall not make any false, disparaging or derogatory statements to any person or entity, including, without limitation, any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company, regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition; provided, however, that nothing herein shall be construed as preventing you from making truthful disclosures to any governmental entity or in any litigation or arbitration.

7.                                      Cooperation.  To the extent permitted by law, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company.  You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.

8.                                      Return of Company Property.  You represent and confirm that you have returned to the Company all Company-owned property in your possession, custody or control, including, without limitation, all keys, files, documents and records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification and Company vehicles, and that you have left intact all electronic Company documents, including, without limitation, those that you developed or helped to develop

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during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, without limitation, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts.

9.                                      Business Expenses and Final Compensation.  You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your periods of employment by the Company, including, without limitation, payment for all wages, bonuses, equity, commissions and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

10.                               Amendment and Waiver.  This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.                               Validity.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

12.                               Confidentiality.  To the extent permitted by law, you understand and agree that as a condition of the Severance Benefits herein described, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company, provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entity or in any litigation or arbitration.

13.                               Tax Provision.  In connection with the Severance Benefits to be provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits.

14.                               Nature of Agreement.  You understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.                               Acknowledgments.  You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this Agreement.  You understand that you may revoke this Agreement for a period of seven (7) days after you sign this Agreement by notifying me in writing,

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and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this Agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

16.                               Voluntary Assent.  You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney.  You further state and represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17.                               Arbitration and Equitable Relief.  Should a dispute arise in connection with, relating to, or concerning this Agreement, the parties obligations thereunder, your employment with or your separation from employment with the Company, the parties will first submit the dispute to non-binding mediation.  The Company will pay for the mediation and select the mediator.  Should the dispute remain unresolved after one day of mediation, the Company and you agree that said dispute or controversy arising out of, in relation to, or in connection with this Agreement or your employment with the Company, or the making, interpretation, construction, performance or breach of this Agreement shall be finally settled by binding arbitration in Massachusetts under the then current expedited rules of the American Arbitration Association by one (1) arbitrator mutually selected by the parties or in the event the parties cannot mutually agree, then appointed in accordance with such rules.  The arbitrator may grant injunctive or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.  The parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against any party.  Notwithstanding anything in this Section 17 to the contrary, claims may be made in any Massachusetts court of competent jurisdiction by you or the Company for equitable relief to prevent a breach or threatened breach of any provision of this Agreement.  Both you and the Company expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to your employment with or termination from the Company.

18.                               Applicable Law.  This Agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

19.                               Entire Agreement.  This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your Severance Benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.  Nothing in this Section 19, however, shall modify, cancel or supersede your obligations set forth in Section 5 above.

[Signature page follows.]

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If you have any questions about the matters covered in this Agreement, please call [INSERT NAME AND TELEPHONE NUMBER].

Very truly yours,

Kala Pharmaceuticals, Inc.

By:
[INSERT NAME]
[INSERT TITLE]

I hereby agree to the terms and conditions set forth above.  I have been given at least twenty-one (21) days to consider this Agreement, and I have chosen to execute this on the date below.  I intend that this Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

[INSERT EMPLOYEE NAME]	Date

To be returned in a timely manner as set forth on the first page of this Agreement.

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